Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
Strong Growth in Revenue and Earnings
Revised 2014 EPS Guidance of $2.30 to $2.35, as adjusted

LAKE FOREST, Ill., Oct. 23, 2014 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2014:

•	Net sales increased 13 percent versus third quarter 2013; year-to-date sales increased 5 percent.

•	Gross margin was 20 basis points higher versus prior year; year-to-date improvement of 60 basis points.

•
Adjusted operating earnings increased 45 percent from third quarter 2013; year-to-date growth of 12 percent. On a GAAP basis, operating earnings increased 49 percent; year-to-date growth of 15 percent.

•	Adjusted pretax earnings increased by 56 percent; year-to-date increased by 19 percent. On a GAAP basis, pretax earnings were up 63 percent; year-to-date up 42 percent.

•
Diluted EPS, as adjusted, of $0.63, a $0.05 increase compared to prior year; year-to-date a decrease of $0.32. On a GAAP basis, third quarter EPS of $0.64 per diluted share. The changes in diluted earnings per common share from continuing operations includes a higher year-over-year effective tax rate.

“Our third quarter revenues increased by 13 percent, with U.S. sales up 15 percent and international markets up 10 percent,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our top line reflected double-digit growth in each of our three segments. Our performance benefited from recent investments in growth initiatives with several new products being introduced into the marketplace along with increases in production rates and capacity. Sales growth was also driven by improvements in outboard boats and engines, marine parts and accessories, fiberglass sterndrive/inboard boats and fitness equipment, partially offset by revenue declines in sterndrive engines.

“Our third quarter gross margin of 27.8 percent reflected an increase of 20 basis points from the prior year. Operating expenses increased by one percent during the quarter. Strong improvement in adjusted operating earnings, combined with lower net interest expense and higher other income, led to a 56 percent increase in adjusted pretax earnings. This increase, combined with a partially offsetting higher effective tax rate, resulted in a 9 percent increase in our diluted earnings per common share, as adjusted,” McCoy said.

Discontinued Operations
On July 17, 2014, the Company announced: 1) the signing of an agreement to sell its Retail Bowling business, and 2) its intention to sell its Bowling Products business. On Sept. 18, 2014, the sale of the Retail Bowling business was completed. Starting with the third quarter of 2014, the historical and future results of these businesses are now reported as discontinued operations and the historical and future results of the Billiards business, which remains part of the Company, are now reflected in the Fitness segment. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes and reflect continuing operations only, unless otherwise noted.

Third Quarter Results
For the third quarter of 2014, the Company reported net sales of $932.1 million, up from $824.4 million a year earlier. For the quarter, the Company reported operating earnings of $93.7 million, which included $0.9 million of net restructuring, exit and impairment charges. In the third quarter of 2013, the Company had operating earnings of $62.7 million, which included $2.6 million of restructuring, exit and impairment charges.

For the third quarter of 2014, Brunswick reported net earnings of $61.0 million, or $0.64 per diluted share, compared with net earnings of $57.2 million, or $0.61 per diluted share, for the third quarter of 2013. The diluted earnings per share for the third quarter of 2014 included $0.01 per diluted share of restructuring, exit and impairment charges and $0.02 per diluted share benefit from special tax items. The diluted earnings per share for the third quarter of 2013 included $0.02 per diluted share of restructuring, exit and impairment charges and $0.05 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $596.8 million at the end of the third quarter, up $227.6 million from year-end 2013 levels. This increase mainly reflects net proceeds received from the sale of the Retail Bowling business completed in the third quarter of 2014 (reported in discontinued operations). In addition, net cash provided by operating activities of $122.7 million, less cash used for investing and financing activities of $144.7 million, also affected cash and marketable securities balances. Investing activities included $41.8 million for acquisitions completed during the first nine months of 2014.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $566.9 million in the third quarter of 2014, up 11 percent from $511.1 million in the third quarter of 2013. International sales, which represented 34 percent of total segment sales in the quarter, increased by 12 percent. For the quarter, the Marine Engine segment reported operating earnings of $93.3 million. This compares with operating earnings of $75.2 million in the third quarter of 2013.

Sales increases in the quarter were led by the segment’s outboard and parts and accessories businesses, partially offset by a decline in sterndrive engines. Higher sales, benefits from new products and continued favorable warranty experience contributed to the increase in operating earnings in the third quarter of 2014.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $234.6 million for the third quarter of 2014, an increase of 22 percent compared with $191.7 million in the third quarter of 2013. International sales, which represented 29 percent of total segment sales in the quarter, increased by 5 percent compared to the prior year period. For the third quarter of 2014, the Boat segment reported an operating loss of $7.0 million, including net restructuring charges of $0.9 million. This compares with an operating loss of $16.9 million in the third quarter of 2013, including restructuring charges of $2.6 million.

The increase in sales reflected balanced growth between outboard and fiberglass sterndrive/inboard boats. The improvement in the segment’s operating loss was a result of higher sales and lower restructuring charges.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the third quarter of 2014 totaled $189.0 million, up 11 percent from $170.7 million in the third quarter of 2013. International sales, which represented 52 percent of total segment sales in the quarter, increased by 10 percent. For the quarter, the Fitness segment reported operating earnings of $25.8 million. This compares with operating earnings of $25.3 million in the third quarter of 2013.

The increase in sales reflected growth to U.S. health clubs, hospitality and local and federal government customers, as well as net gains in international markets. The increase in operating earnings in the third quarter of 2014, when compared with the same period of 2013, reflects the benefit from higher sales, mostly offset by investments in growth initiatives.

2014 Outlook
“Pursuant to our strategy to grow in moderate economic conditions, all of our businesses have been investing heavily in growth for several quarters. Our third quarter results reflect the success of our growth investments and we are well-positioned to continue to generate sales and earnings growth throughout the remainder of 2014 and beyond,” McCoy said.

“Although category and regional strengths and weaknesses exist in the marine and fitness markets, the demonstrated resiliency of both marine participation and the overall commercial fitness market, and the continued successful execution of our growth strategy give us the confidence that we can achieve the financial targets outlined in our 2016 plan, absent any significant changes in global macroeconomic conditions.

“With the majority of the net proceeds received from the partially completed bowling divestitures, our enhanced strategic focus and financial strength provide our organization with an excellent platform to continue to successfully execute against, and in certain instances accelerate, our growth objectives, as well as enable us to return capital to our shareholders.

“During the fourth quarter, we expect our businesses will continue to benefit from several new product introductions along with increases in production rates and capacity. Market acceptance of these products has been excellent, and as a result, our plan reflects strong revenue growth rates in the fourth quarter of 2014.

“With excellent growth being generated from new product introductions, combined with continuing solid outboard, parts and accessories and fitness market conditions, partially offset by weaker demand in certain international markets, as well as continued declines in global fiberglass sterndrive products, our current plan reflects a full-year growth rate in consolidated sales of approximately 6 percent.
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“Our full-year plan continues to reflect solid improvement in gross margin levels. In addition, as a result of our ongoing investments in growth initiatives, operating expenses are estimated to increase in 2014; however, on a percentage of sales basis, they are expected to be at lower levels than 2013.

“Our guidance continues to reflect another year of strong growth in adjusted operating earnings, as well as adjusted pretax earnings growth of 28 percent to 31 percent. Finally, we are revising our previously stated 2014 diluted earnings per common share, as adjusted, guidance to $2.30 to $2.35,” McCoy concluded.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. (CDT), hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for 1) slides used to supplement conference call remarks and 2) certain unaudited restated financial information for 2012, 2013 and 2014 at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (800) 708-4540 (passcode: Brunswick Q3). Callers outside of North America should call (847) 619-6397 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Thursday, Nov. 6, 2014, by calling (888) 843-7419 or international dial (630) 652-3042 (passcode: 3822 4312#). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for the Company’s products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs and manage production facilities while expanding capacity and enhancing product offerings; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the inability to attract and retain individuals who could be key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2013. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Bell Recreational Products Group parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	September 27, 2014	September 28, 2013	% Change
Net sales	$932.1	$824.4	13%
Cost of sales	672.9	596.8	13%
Selling, general and administrative expense	134.9	135.0	0%
Research and development expense	29.7	27.3	9%
Restructuring, exit and impairment charges	0.9	2.6	-65%
Operating earnings	93.7	62.7	49%
Equity earnings (loss)	0.7	(0.4)	NM
Other income, net	1.2	0.5	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	95.6	62.8	52%
Interest expense	(6.9)	(8.2)	-16%
Interest income	0.2	0.3	-33%
Loss on early extinguishment of debt	—	(0.3)	NM
Earnings before income taxes	88.9	54.6	63%
Income tax provision (benefit)	27.9	(2.6)
Net earnings from continuing operations	61.0	57.2	7%

Net earnings from discontinued operations, net of tax	43.4	0.6	NM

Net earnings	$104.4	$57.8	81%

Earnings per common share:
Basic
Earnings from continuing operations	$0.65	$0.63
Earnings from discontinued operations	0.46	0.00
Net earnings	$1.11	$0.63	76%

Diluted
Earnings from continuing operations	$0.64	$0.61
Earnings from discontinued operations	0.46	0.00
Net earnings	$1.10	$0.61	80%

Weighted average shares used for computation of:
Basic earnings per common share	93.7	91.3
Diluted earnings per common share	95.2	94.0

Effective tax rate from continuing operations	31.4%	-4.8%

Supplemental Information
Continuing Operations:
Operating earnings	$93.7	$62.7	49%
Restructuring, exit and impairment charges	0.9	2.6	-65%
Adjusted operating earnings	$94.6	$65.3	45%

Earnings before income taxes	$88.9	$54.6	63%
Restructuring, exit and impairment charges	0.9	2.6	-65%
Loss on early extinguishment of debt	—	0.3	NM
Adjusted pretax earnings	$89.8	$57.5	56%

Earnings per common share:
Diluted earnings from continuing operations	$0.64	$0.61
Restructuring, exit and impairment charges from continuing operations	0.01	0.02
Loss on early extinguishment of debt	—	(0.00)
Special tax items	(0.02)	(0.05)
Diluted earnings from continuing operations, as adjusted	$0.63	$0.58	9%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 27, 2014	September 28, 2013	% Change
Net sales	$2,900.1	$2,772.9	5%
Cost of sales	2,093.3	2,018.4	4%
Selling, general and administrative expense	402.8	389.0	4%
Research and development expense	86.1	81.1	6%
Restructuring, exit and impairment charges	4.0	10.7	-63%
Operating earnings	313.9	273.7	15%
Equity earnings (loss)	0.5	(1.4)	NM
Other income, net	3.5	1.4	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	317.9	273.7	16%
Interest expense	(22.7)	(34.1)	-33%
Interest income	0.7	1.0	-30%
Loss on early extinguishment of debt	—	(32.7)	NM
Earnings before income taxes	295.9	207.9	42%
Income tax provision	98.7	29.8
Net earnings from continuing operations	197.2	178.1	11%

Net earnings from discontinued operations, net of tax	52.8	9.9	NM

Net earnings	$250.0	$188.0	33%

Earnings per common share:
Basic
Earnings from continuing operations	$2.11	$1.96
Earnings from discontinued operations	0.56	0.11
Net earnings	$2.67	$2.07	29%

Diluted
Earnings from continuing operations	$2.07	$1.90
Earnings from discontinued operations	0.56	0.11
Net earnings	$2.63	$2.01	31%

Weighted average shares used for computation of:
Basic earnings per common share	93.5	91.0
Diluted earnings per common share	95.1	93.7

Effective tax rate from continuing operations	33.4%	14.3%

Supplemental Information
Continuing Operations:
Operating earnings	$313.9	$273.7	15%
Restructuring, exit and impairment charges	4.0	10.7	-63%
Adjusted operating earnings	$317.9	$284.4	12%

Earnings before income taxes	$295.9	$207.9	42%
Restructuring, exit and impairment charges	4.0	10.7	-63%
Loss on early extinguishment of debt	—	32.7	NM
Adjusted pretax earnings	$299.9	$251.3	19%

Earnings per common share:
Diluted earnings from continuing operations	$2.07	$1.90
Restructuring, exit and impairment charges from continuing operations	0.03	0.11
Loss on early extinguishment of debt	—	0.31
Special tax items	(0.01)	0.09
Diluted earnings from continuing operations, as adjusted	$2.09	$2.41	-13%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013
Marine Engine	$566.9	$511.1	11%	$93.3	$75.2	24%	16.5%	14.7%
Boat	234.6	191.7	22%	(7.0)	(16.9)	59%	-3.0%	-8.8%
Marine eliminations	(58.4)	(49.1)	19%	—	—
Total Marine	743.1	653.7	14%	86.3	58.3	48%	11.6%	8.9%

Fitness	189.0	170.7	11%	25.8	25.3	2%	13.7%	14.8%
Pension - non-service costs	—	—		(3.7)	(4.6)	20%
Corp/Other	—	—		(14.7)	(16.3)	10%
Total	$932.1	$824.4	13%	$93.7	$62.7	49%	10.1%	7.6%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013	% Change	September 27, 2014	September 28, 2013
Marine Engine	$1,724.4	$1,664.6	4%	$277.5	$266.1	4%	16.1%	16.0%
Boat	841.5	792.3	6%	21.3	0.1	NM	2.5%	0.0%
Marine eliminations	(200.1)	(182.8)	9%	—	—
Total Marine	2,365.8	2,274.1	4%	298.8	266.2	12%	12.6%	11.7%

Fitness	534.3	498.8	7%	74.5	71.5	4%	13.9%	14.3%
Pension - non-service costs	—	—		(11.1)	(14.1)	21%
Corp/Other	—	—		(48.3)	(49.9)	3%
Total	$2,900.1	$2,772.9	5%	$313.9	$273.7	15%	10.8%	9.9%

NM = not meaningful

(1) Operating earnings (loss) in the third quarter of 2014 includes net $0.9 million of pretax restructuring, exit and impairment charges. The $0.9 million net charge consists of $0.9 million in the Boat segment. Operating earnings (loss) in the third quarter of 2013 includes $2.6 million of pretax restructuring, exit and impairment charges. The $2.6 million charge consists of $2.6 million in the Boat segment.

(2) Operating earnings (loss) in the first nine months of 2014 includes net $4.0 million of pretax restructuring, exit and impairment charges. The $4.0 million net charge consists of $1.3 million in the Boat segment and $2.7 million in Corp/Other. Operating earnings (loss) in the first nine months of 2013 includes $10.7 million of pretax restructuring, exit and impairment charges. The $10.7 million charge consists of $10.0 million in the Boat segment and $0.7 million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	September 27, 2014	December 31, 2013	September 28, 2013

Assets
Current assets
Cash and cash equivalents	$596.0	$356.5	$326.1
Short-term investments in marketable securities	0.8	12.7	22.3
Total cash, cash equivalents and short-term investments in marketable securities	596.8	369.2	348.4
Restricted cash	18.6	6.5	13.0
Accounts and notes receivable, net	401.3	345.7	392.6
Inventories
Finished goods	392.8	367.2	341.9
Work-in-process	177.2	144.7	146.8
Raw materials	98.8	72.0	74.2
Net inventories	668.8	583.9	562.9
Deferred income taxes	139.2	137.6	18.9
Prepaid expenses and other	31.2	28.9	22.8
Current assets held for sale	39.3	36.8	43.9
Current assets	1,895.2	1,508.6	1,402.5

Net property	441.2	419.9	404.3

Other assets
Goodwill	299.0	291.7	291.5
Other intangibles, net	46.8	35.4	36.1
Equity investments	39.9	41.3	41.1
Non-current deferred tax asset	294.1	377.0	—
Other long-term assets	39.9	37.6	37.1
Long-term assets held for sale	13.0	204.3	204.3
Other assets	732.7	987.3	610.1

Total assets	$3,069.1	$2,915.8	$2,416.9

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$4.3	$6.4	$4.6
Accounts payable	326.1	297.6	310.7
Accrued expenses	515.0	529.4	494.9
Current liabilities held for sale	18.1	49.7	47.9
Current liabilities	863.5	883.1	858.1

Long-term debt	452.3	453.4	459.9
Other long-term liabilities	466.9	531.7	800.8
Long-term liabilities held for sale	7.2	9.2	8.8
Shareholders' equity	1,279.2	1,038.4	289.3
Total liabilities and shareholders' equity	$3,069.1	$2,915.8	$2,416.9

Supplemental Information
Debt-to-capitalization rate	26.3%	30.7%	61.6%
Cash and cash equivalents	$596.0	$356.5	$326.1
Short-term investments in marketable securities	0.8	12.7	22.3
Total cash and marketable securities	$596.8	$369.2	$348.4

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Cash flows from operating activities
Net earnings	$250.0	$188.0
Less: net earnings from discontinued operations, net of tax	52.8	9.9
Net earnings from continuing operations	197.2	178.1
Depreciation and amortization	58.4	52.7
Pension funding, net of expense	(61.5)	(11.9)
Gain on sale of property, plant and equipment, net	—	(6.0)
Other long-lived asset impairment charges	0.2	3.4
Deferred income taxes	66.8	(5.1)
Excess tax benefits from share-based compensation	(6.4)	(14.9)
Loss on early extinguishment of debt	—	32.7
Changes in certain current assets and current liabilities, excluding acquisitions	(150.6)	(116.8)
Income taxes	12.7	11.3
Other, net	5.9	17.0
Net cash provided by operating activities of continuing operations	122.7	140.5
Net cash provided by (used for) operating activities of discontinued operations	1.2	(16.3)
Net cash provided by operating activities	123.9	124.2

Cash flows from investing activities
Capital expenditures	(79.6)	(79.3)
Purchases of marketable securities	—	(21.6)
Sales or maturities of marketable securities	11.9	143.1
Transfers to restricted cash	(12.1)	—
Investments	(1.0)	(0.3)
Acquisition of businesses, net of cash acquired	(41.8)	—
Proceeds from the sale of property, plant and equipment	5.6	7.4
Net cash (used for) provided by investing activities of continuing operations	(117.0)	49.3
Net cash provided by (used for) investing activities of discontinued operations	260.3	(3.2)
Net cash provided by investing activities	143.3	46.1

Cash flows from financing activities
Net payments of short-term debt	—	(1.7)
Net proceeds from issuances of long-term debt	—	146.6
Payments of long-term debt including current maturities	(1.4)	(258.5)
Net premium paid on early extinguishment of debt	—	(24.6)
Cash dividends paid	(30.2)	—
Excess tax benefits from share-based compensation	6.4	14.9
Proceeds from stock compensation activity, net of withholdings	(0.3)	(5.2)
Other, net	(2.2)	—
Net cash used for financing activities of continuing operations	(27.7)	(128.5)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(27.7)	(128.5)

Net increase in cash and cash equivalents	239.5	41.8
Cash and cash equivalents at beginning of period	356.5	284.3
Cash and cash equivalents at end of period	$596.0	$326.1

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$122.7	$140.5

Net cash provided by (used for):
Capital expenditures	(79.6)	(79.3)
Proceeds from the sale of property, plant and equipment	5.6	7.4
Total free cash flow	$48.7	$68.6